Exhibit 99.1

Applied Materials Completes Acquisition of Brooks Software

SANTA CLARA, Calif., March 30, 2007 – Applied Materials, Inc. today announced that it has completed its acquisition of the assets and business of Brooks Software, a division of Brooks Automation, Inc. Brooks Software is a leading provider of factory management and control software to the semiconductor and flat panel display industries. Under the terms of the agreement, Applied Materials paid $125 million in cash for Brooks Software, subject to post-closing adjustment.

“Brooks Software’s products complement our existing software solutions and will enable us to serve our customers on a more comprehensive level,” said Manfred Kerschbaum, senior vice president and general manager of Applied Global Services. “Combining these applications will allow us to create a powerful computer integrated manufacturing (CIM) solution that can be rapidly deployed to customers and continuously supported by Applied Materials’ global service teams across the entire lifecycle of a factory.”

The Brooks Software business and employees are now part of Applied Global Services under the management of Jeremy Read, general manager of the eService Solutions division. With this acquisition, Applied Materials has the semiconductor industry’s largest portfolio of factory management software designed to improve customers’ fab productivity and efficiency.

This press release contains forward-looking statements relating to Applied Materials’ acquisition of the Brooks Software business and expected benefits of the transaction, including technology leadership and improved product capabilities. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those stated or implied, including but not limited to: sustainability of demand in the semiconductor and semiconductor-related industries, which is subject to many factors, including global economic conditions, business and consumer spending, demand for electronic products and integrated circuits, and geopolitical uncertainties; the company’s ability to integrate acquired technologies into product offerings and achieve market acceptance; the company’s ability to realize synergies expected to result from the acquisition; retention of key employees; unknown, underestimated or undisclosed commitments or liabilities; and other risks described in Applied Materials’ SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and Applied Materials assumes no obligation to update any such statement.

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in Nanomanufacturing Technology™ with a broad portfolio of innovative equipment, service and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

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